Exhibit 99.1

American Shared Hospital Services Reports Third Quarter 2023 Financial Results

- Sales Pipeline Continues to Increase, including 2 Existing Lease Extensions-

- International Cancer Center Equipment Upgrades Advancing, Expect Start-up of 2 Systems within 90 Days-

-Conference Call Monday, November 13th at 4:30 pm ET / 1:30 pm PT-

SAN FRANCISCO, CA, November 13, 2023 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy cancer treatment systems and services, today announced financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

●

Total revenue in the third quarter was $5,134,000, an increase of 6.3% from the comparable period in 2022. Total proton therapy revenue decreased 5.9% period-over-period; fractions decreased 12.8%. Gamma Knife revenue increased 9.9% period-over-period; procedures increased 7.8%.

●	Gross margin was $2,102,000, a period-over-period increase of 7.4%. The gross margin percentage was 40.9% of revenue.

●	Operating income for the third quarter of 2023 was $90,000 compared to operating income of $448,000 in the third quarter of 2022.

●	Adjusted EBITDA, a non-GAAP financial measure, was $1,669,000 for the third quarter of 2023, compared to $1,966,000 for the third quarter of 2022.

●	Cash at September 30, 2023 was $14,655,000 compared to $12,453,000 at December 31, 2022.

●

Announced two new orders for the year from two existing domestic Gamma Knife customers, both include an upgrade from a Perfexion to the Leksell Gamma Knife Esprit, the latest model. Installation of one system has been completed, the other is expected to start up in December.

Ray Stachowiak, Executive Chairman of American Shared Hospital Services, commented, “AMS had a solid third quarter; period-over-period revenue increased 6.3% to $5.1 million, and with a tight rein on operating costs, the gross margin grew 7.4% to $2.1 million. Despite continued investments in new business opportunities and higher interest expenses, we reported net income of $118,000, or $0.02 per diluted share. Positive cash flow contributed to our cash balances, which totaled $14.7 million or approximately $2.29 per share, at quarter end.

“We’re excited by the growing effectiveness of the expanded sales and marketing team we put in place last year. We continue to invest in three unique business opportunities and in the third quarter we spent approximately $320,000 advancing them, without these expenses net income would have been approximately $240,000 higher. We look forward to announcing these distinctive projects at the appropriate time. In addition, the new equipment installations at our international centers are proceeding as well. At our Center in Ecuador, installation of the upgraded Gamma Knife ICON is complete and patient treatments are expected to restart shortly. This will be the only Gamma Knife in Ecuador for non-invasive radiosurgery. At our new Cancer Center joint venture in Puebla, Mexico, installation of the linear accelerator, or LINAC, is well underway with patient treatments expected to start up early in the first quarter of 2024. When completed, this will be the most advanced radiation therapy within our catchment area. We’re proud to say that our newest international centers will have the most advanced radiotherapy cancer treatment systems in their regions when the installations are complete.”

Peter Gaccione, Chief Executive Officer of AMS, added, “The sales pipeline continues to grow with attractive new business opportunities, made possible by our sales team, our expanded financial solutions, and closer interaction with our strategic OEMs on targeted prospects. We have several key projects that are progressing through the necessary sales cycle that we look forward to announcing at the appropriate time. In the third quarter, we signed two lease extensions with existing customers, these are our third and fourth new orders this year, and we expect others before yearend. The two new lease extensions both include equipment upgrades to the Leksell Gamma Knife Esprit, the latest model, which will be among the first 10 in the U.S. when installations are completed early in the new year.

“During the third quarter, we were an exhibitor for the first time at the annual American Society of Therapeutic Radiology and Oncology (ASTRO) Conference, the largest radiation oncology society in the world. We had great traffic, solidified many relationships, and advanced several new business opportunities. It was also a great time to have in-depth discussions with our current partners and potential new strategic equipment partners. Further, we launched a new dedicated website, www.gkfinancingllc.com, offering healthcare professionals in Neuroscience and Radiosurgery access to creative financing alternatives to obtain a new Gamma Knife Esprit, upgrade existing Gamma Knife sites to a new Esprit, or provide a new source reload. As a reminder, AMS’ GK Financing (GKF) subsidiary is the world leader in providing Gamma Knife radiosurgery products and services that specialize in providing affordable financing and turnkey solutions. In addition, our in-house customer advocate continues to help improve the activity levels at our Gamma Knife sites as Gamma Knife procedures increased approximately 8% period-over-period in the third quarter. With our momentum building both domestically and internationally, we continue to believe that AMS is in a strong position for future growth,” concluded Mr. Gaccione.

Financial Results for the Three Months Ended September 30, 2023

For the three months ended September 30, 2023, revenue increased 6.3% to $5,134,000 compared to $4,828,000 in the year-ago period. Revenue from the Company’s domestic segment was $4,146,000 for the three months ended September 30, 2023, compared to $4,101,000 for the same period in the prior year, an increase of 1.1%. Revenue from the Company’s international segment was $988,000 for the three months ended September 30, 2023, compared to $727,000 for the same period in the prior year, an increase of 35.9%.

Third quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida decreased 5.9% to $2,219,000 compared to revenue for the third quarter of 2022 of $2,358,000 primarily due to a decrease in fractions in the current period offset by continued increases in average reimbursement.

Total proton therapy fractions in the third quarter were 1,188 compared to 1,363 proton therapy fractions in the third quarter of 2022, a decrease of 12.8% or 175 fractions, which is within the typical quarterly fluctuation range.

Total revenue for the Company's Gamma Knife operations increased 9.9% to $2,715,000 for the third quarter of 2023 compared to $2,470,000 for the third quarter of 2022. The increase in overall Gamma Knife revenue was due to an increase in procedures combined with a modest increase in average reimbursement.

Total Gamma Knife procedures increased by 7.8% to 316 for the third quarter of 2023 compared to 293 in the third quarter of 2022, which is within the range of normal cyclical fluctuations.

Gross margin for the third quarter of 2023 increased 7.4% to $2,102,000, or 40.9% of revenue, compared to gross margin of $1,957,000, or 40.5% of revenue, for the third quarter of 2022.

Selling and administrative costs increased by 37.7% to $1,735,000 for the third quarter of 2023 compared to $1,260,000 for the same period in the prior year, primarily due to higher sales, marketing and related fees associated with new business opportunities.

Net interest expense was $128,000 in the 2023 period compared to $216,000 in the comparable period of last year. The decrease is due to an increase in the interest rate on the Company’s variable rate debt offset by increases in interest income on the Company’s growing cash balance.

Operating income for the third quarter of 2023 was $90,000 compared to operating income of $448,000 in the third quarter of 2022, which reflects the higher selling, administrative and interest expenses.

Income tax expense was $60,000 for the third quarter of 2023 compared to income tax expense of $176,000 for the same period in the prior year. The decrease in income tax expense for the current period was primarily due to lower earnings during the current period and in the prior year, return-to-provision adjustments arising from foreign tax returns, as well as permanent domestic tax differences.

Net income attributable to American Shared Hospital Services in the third quarter of 2023 was $118,000, or $0.02 per diluted share, compared to net income of $316,000, or $0.05 per diluted share, for the third quarter of 2022. The period-over-period decrease was primarily due to higher interest expense and higher selling and administrative expenses in support of the Company’s pursuit of new business opportunities. Fully diluted weighted average common shares outstanding were 6,432,000 and 6,273,000 for the third quarter of 2023 and 2022, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,669,000 for the third quarter of 2023, compared to $1,966,000 for the third quarter of 2022.

Financial Results for the Nine Months Ended September 30, 2023

For the nine months ended September 30, 2023, revenue increased 6.2% to $15,627,000 compared to revenue of $14,709,000 for the first nine months of 2022. Revenue from the Company’s domestic segment was $13,187,000 for the first nine months of 2023 compared to $12,382,000 for the comparable period of 2022, an increase of 6.5%. Revenue from the Company’s international segment was $2,440,000 for the first nine months ended September 30, 2023, compared to $2,327,000 for the same period in the prior year, an increase of 4.9%.

Gamma Knife revenue increased 4.3% to $8,349,000 for the first nine months of 2023 compared to $8,004,000 for the first nine months of 2022. The number of Gamma Knife procedures in the first nine months of 2023 was 918, a decrease of 4.1% compared to 957 Gamma Knife procedures in the comparable period of 2022. Proton therapy revenue increased 5.6% to $7,078,000 for the first nine months of 2023 compared to $6,705,000 for the first nine months of 2022. Total proton therapy fractions in the first nine months of 2023 were 4,094, a decrease of 5.1% compared to 4,315 proton therapy fractions in the comparable period of 2022.

Net income attributable to American Shared Hospital Services for the first nine months of 2023 was $195,000, or $0.03 per diluted share, compared to net income of $1,082,000, or $0.17 per diluted share, for the first nine months of 2022. Adjusted EBITDA, a non-GAAP financial measure, was $5,510,000 for the first nine months of 2023, compared to $6,015,000 for the first nine months of 2022.

Balance Sheet Highlights

At September 30, 2023, cash, cash equivalents, and restricted cash was $14,655,000 compared to $12,453,000 at December 31, 2022. American Shared Hospital Services' equity (excluding non-controlling interests in subsidiaries) at September 30, 2023 and December 31, 2022 was $22,111,000 or $3.53 per outstanding share and $21,625,000, or $3.50 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its financial results for today, Monday, November 13th at 4:30 pm ET / 1:30 pm PT.

To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 1277407, through November 20, 2023. The call will also be available for replay on the Company’s website, www.ashs.com, for one year.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide.  The company works closely with all major global Original Equipment Manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. The company is vendor agnostic and provides financial support for a wide range of products including MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. For more information, please visit: www.ashs.com.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2023 and June 30, 2023, the Annual Report on Form 10-K for the year ended December 31, 2022, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 20, 2023.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation and amortization expense, loss on write down of impaired assets and associated removal costs, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Executive Chairman
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

- Tables Follow –

American Shared Hospital Services

Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2023	2022	2023	2022
Revenues	$5,134,000	$4,828,000	$15,627,000	$14,709,000
Costs of revenue	3,032,000	2,871,000	9,099,000	8,597,000
Gross margin	2,102,000	1,957,000	6,528,000	6,112,000
Selling and administrative expense	1,735,000	1,260,000	5,262,000	3,725,000
Interest expense	277,000	249,000	825,000	546,000
Loss on write down of impaired assets and associated removal costs	-	-	578,000	-
Operating income (loss)	90,000	448,000	(137,000)	1,841,000
Interest and other income	135,000	36,000	318,000	31,000
Income before income taxes	225,000	484,000	181,000	1,872,000
Income tax expense	60,000	176,000	93,000	630,000
Net income	165,000	308,000	88,000	1,242,000
Plus (less): Net (income) loss attributable to non-controlling interest	(47,000)	8,000	107,000	(160,000)
Net income attributable to American Shared Hospital Services	$118,000	$316,000	$195,000	$1,082,000

Earnings per common share:
Basic	$0.02	$0.05	$0.03	$0.17
Diluted	$0.02	$0.05	$0.03	$0.17

Weighted Average Shares Outstanding:
Basic	6,336,000	6,234,000	6,336,000	6,223,000
Diluted	6,432,000	6,273,000	6,406,000	6,261,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	9/30/2023	12/31/2022
Cash, cash equivalents and restricted cash	$14,655,000	$12,453,000
Current assets	$20,371,000	$18,723,000
Total assets	$47,358,000	$43,956,000

Current liabilities	$10,049,000	$5,175,000
Shareholders' equity	$26,004,000	$25,625,000

American Shared Hospital Services

Adjusted EBITDA

	Reconciliation of GAAP to Non-GAAP Adjusted Results
		(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net income	$118,000	$316,000	$195,000	$1,082,000
Plus: Income tax expense	60,000	176,000	93,000	630,000
Interest expense	277,000	249,000	825,000	546,000
Interest (income)	(149,000)	(33,000)	(346,000)	(35,000)
Depreciation and amortization expense	1,265,000	1,182,000	3,874,000	3,557,000
Stock-based compensation expense	98,000	76,000	291,000	235,000
Loss on write down of impaired assets and associated removal costs	-	-	578,000	-
Adjusted EBITDA	$1,669,000	$1,966,000	$5,510,000	$6,015,000